UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 18, 2004

MSC.SOFTWARE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-8722	95-2239450
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 MacArthur Place Santa Ana, California		92707
(Address of Principal Executive Offices)		(Zip Code)

(714) 540-8900
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 18, 2004, MSC.Software Corporation (the “Company”) announced the appointment of John J. Laskey, 55, as senior vice president and chief financial officer.

Prior to joining the Company, Mr. Laskey was Vice President of Finance and Chief Financial Officer of webplan, Inc., a privately held supply chain application software company from April 2001 to March 2003.  From October 1998 to February 2001, Mr. Laskey served as Vice President Finance and Chief Financial Officer of Quest Software, Inc., a public company that designs, implements and supports software products to help organizations maintain enterprise applications without business interruptions.  He has a Masters Degree in Business Administration from Loyola University of Chicago and a Bachelor of Electrical Engineering degree from the University of Illinois.

Mr. Laskey will have a base salary of $250,000 per annum and will be entitled to participate in the Company’s Executive Bonus Program and other executive benefits.  He will receive options to acquire 150,000 shares of the Company’s common stock at a per share exercise price equal to the fair market value of a share of common stock on the date of grant.  He will also be entitled to receive options to acquire an additional 50,000 shares upon the first anniversary of his starting date.  Mr. Laskey is entitled to purchase up to 100,000 shares of the Company’s common stock at a per share price of $7.00 for a period of ten business days after his starting date.  Any shares purchased will be restricted and must be offered back to the Company if Mr. Laskey does not remain employed by the Company for at least one year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MSC.SOFTWARE CORPORATION
(Registrant)

		By:	/s/ FRANK PERNA, JR.
Date:	October 18, 2004		FRANK PERNA, JR.
Chairman of the Board and Chief Executive Officer